Item 5.  Legal Proceedings

None

Item 6.  Increases and Decreases in Outstanding Securities and Indebtedness

    (a) In the fiscal year, Registrant has not issued any new shares or otherwise created additional outstanding securities; neither has it reduced outstanding securities by purchase or acquisition of treasury shares. Therefore, there were 11,222,600 shares of Registrant's stock outstanding on September 30, 1998.

    (b)  None

    (c)  None

Item 7.  Changes in Securities and Changes in Security for Registered Securities

         None

Item 8.  Defaults upon Senior Securities

         None

Item 9.  Approximate Number of Equity Security Holders

         The approximate number of holders of each class of equity securities of Registrant, as of September 30, 1998, is indicated in the following table:


           (2)                                   (2)
     TITLE OF CLASS                 NUMBER OF RECORD HOLDERS

     Common Stock,                       Approximately 4,774
     no par value


Item 10. Submission of Matters to a Vote of Security Holders

         On February 3, 1986, Harold L. Luebken was elected a member of the Board of Directors and to the office of President.

         On July 12, 1983, Dan B. Davis was elected to the Board of Directors.